Exhibit 10.1
September 18, 2007
Mr. Robert G. Deuster
25 Cherry Hills Drive
Coto de Caza, CA 92679
Re:     Separation Agreement
Dear Bob:
You have agreed with the Board of Directors that you will retire from your positions with Newport Corporation (“Newport”). In order to document the terms of this agreement, as we have discussed Newport and you agree as follows (the “Agreement”):
1. Resignation: You hereby (a) resign as an employee, a director, and an officer of Newport and of each of its subsidiaries of which you are a director, (b) resign as Newport’s designated representative on the Board of Directors of Nexx Systems, Inc., and (c) waive notice of the meeting of Newport’s Board of Directors held on September 12, 2007 at which the terms of your resignation were discussed.
2. Separation Date: We have agreed that your employment with Newport will terminate effective as of October 5, 2007 (“Separation Date”). On your Separation Date, you will be issued a check that will include pay for all time worked through your Separation Date, as well as all vacation accrued and unused as of your Separation Date. Upon your Separation Date, all benefits will cease except as set forth herein.
3. Separation Benefits: In consideration for your release provided for in Section 5 below and your agreements in Sections 6 and 7 below, Newport agrees to pay to you the following:
     (a) Severance Pay: Newport will provide you with severance pay equal to $490,000 representing your annual base salary for 2007 as approved by the Compensation Committee, less applicable federal and state withholding taxes and deductions, which shall be payable in a lump sum upon the Separation Date.
     (b) AIP Payout: Newport will provide you with an incentive bonus payout for 2007 under Newport’s 2007 Annual Incentive Plan equal to $490,000, representing your target bonus assuming one hundred percent (100%) achievement of all financial goals and one hundred percent (100%) payout of the remainder of such target bonus based on overall individual performance. Such bonus, less applicable federal and state withholding taxes and deductions, shall be payable in a lump sum on January 15, 2008.

Mr. Robert G. Deuster
September 18, 2007

4. Existing Benefits:
     (a) Stock Options: Your outstanding stock options will continue to be governed by the terms of your stock option agreements (each, an “Option Agreement”) and the 1992 Stock Incentive Plan or 2001 Stock Incentive Plan (each, a “Plan”), as applicable. Pursuant to the terms of your Option Agreements and the applicable Plans, all vesting of such options shall cease on your Separation Date, and you will have a period of ninety (90) days following your Separation Date to exercise any vested options. All applicable withholding taxes due upon the exercise of such options must be paid or withheld at the time of such exercise.
     (b) Performance-Based Restricted Stock Units: Pursuant to the terms of your Restricted Stock Unit Award Agreements and the 2006 Performance-Based Stock Incentive Plan (the “2006 Plan”), you will not be entitled to receive any additional shares subject to vesting based on the achievement of 2007 or later financial targets.
     (c) COBRA: You will be eligible to continue your current health insurance benefits under COBRA. Newport will pay the premiums for such coverage for a period of twelve (12) months. A certified COBRA package and an election form will be mailed to your home within two weeks of your Separation Date. If you fail to return your election form and do not elect COBRA coverage within 60 days of receiving your election form, your ongoing health insurance coverage will be cancelled.
     (d) Health Insurance Benefits: Your health insurance benefits (medical, dental, vision, and mental health) will terminate on the last day of the month in which the Separation Date occurs (but will be eligible for continuation under COBRA as stated above). All life insurance and disability plans will terminate as of your Separation Date.
     (e) 401(k); ESPP: If you are participating in Newport’s 401(k) Plan and/or Employee Stock Purchase Plan (ESPP), all contributions will end as of your Separation Date. You will be reimbursed on your Separation Date for any monies contributed to the ESPP during the calendar quarter in which your Separation Date occurs.
     (f) Continued Indemnity and Insurance Coverage: Newport will continue to indemnify you and maintain Directors and Officers insurance coverage for you for a minimum of five (5) years following your Separation Date. Newport will also continue to comply with applicable Nevada law regarding indemnification of current and former officers and directors, Newport’s current bylaws and your Indemnification Agreement dated May 22, 2002, with Newport.
     (g) Supplemental LTD Coverage: Newport will allow you to assume your existing supplemental long-term disability policy. Following your Separation Date, Newport will notify the carrier of your change in status, and premiums for continuation of such coverage will be billed directly to you.

Mr. Robert G. Deuster
September 18, 2007

     (h) Miscellaneous: You may keep your Newport-owned cellular phone, and you and Newport will cooperate to transfer such phone to your personal account no later than October 31, 2007. You agree to forward all work-related calls to the appropriate personnel at Newport. Newport’s IT staff will assist you in transferring any personal files on your Newport-owned laptop computer to a personal computer or to CD-ROMs.
5. Final Settlement and Release of All Claims: As a condition to receiving any of the separation benefits set forth above under Newport’s policies, you agree that this Agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your spouse or dependents may have to date against Newport or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurers, agents, successors, or assigns, including without limitation, with respect to your employment by Newport and the cessation thereof. To the fullest extent allowed by law, you hereby waive and release all such claims in return for the severance pay and benefits you will receive under this Agreement.
This release also includes any unknown claims that you are not aware of at this time. In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Labor Code section 1542 which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
6. Non-Disparagement: You agree to use reasonable best efforts to not make, participate in the making of, or encourage any current or former Newport employees or any other person to make, any statements, written or oral, which disparage or defame the goodwill or reputation of Newport or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Newport agrees that it will use its reasonable best efforts to ensure that Newport, the members of its Board of Directors, and Newport’s officers not make, participate in the making of, or encourage any current or former Newport employees or other persons to make any statements, written or oral, which disparage or defame you or your reputation or the services you have performed for Newport. Nothing in this paragraph shall prohibit either party from providing truthful testimony in response to a subpoena or other compulsory legal process. Newport shall prepare a press release regarding your transition, and will provide you with an advance copy of such release for your review and comment prior to issuing such release.
7. Solicitation or Hiring of Newport Employees: As a material inducement for Newport to enter into this Agreement, you agree that, for a period extending from the date hereof until that date which is two (2) years following your Separation Date, you will not, directly or indirectly, (a) solicit for employment, hire or contract with any employee of Newport or its subsidiaries, or (b) provide any assistance, advice or services to any other person or entity in connection with the solicitation for employment or contract, hiring of or contracting with any employee of Newport or its subsidiaries.

Mr. Robert G. Deuster
September 18, 2007

8. Other Provisions:
     (a) You acknowledge that you have executed Newport’s Proprietary Information Agreement and agree that you will continue to abide by the terms of such agreement.
     (b) You agree to use reasonable efforts to cooperate with Newport in prosecuting or defending any legal action that relates in any manner to your employment. All reasonable out-of-pocket expenses incurred by you relating to such cooperation will be reimbursed by Newport.
     (c) You will be solely responsible for directly paying all outstanding amounts on any Newport credit card, including both business-related and personal charges. You must submit to Newport within two weeks of your Separation Date proper expense reports for business related charges in order to be reimbursed for such charges.
     (d) You agree to return all Newport property including, but not limited to, your badge, access card, keys, manuals, phone card, credit card, computer equipment, etc. to Jeff Coyne by the end of the business day on your Separation Date.
9. Entire Agreement: You agree that this Agreement sets forth all of the terms of your agreement with Newport and supersedes any and all agreements between you and Newport relating to your employment, except that any other agreements you have signed with Newport concerning confidential information shall remain in effect. You acknowledge that neither Newport nor its agents or attorneys, has made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.
10. Modification: By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your Newport’s authorized representatives.
11. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
12. Governing Law; Legal and Equitable Remedies: This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. Each party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the other party may have at law or in equity for breach of this Agreement.

Mr. Robert G. Deuster
September 18, 2007

We believe that this covers the details of your resignation. If you agree, please execute this Agreement in the space provided below. Should you have any questions or concerns, please contact me.
Regards,
/s/ Kenneth F. Potashner
Kenneth F. Potashner
Chairman of the Board
I agree to the terms stated in this Agreement.

/s/ Robert G. Deuster	September 18, 2007

Robert G. Deuster	Date